Exhibit 5.1

Ducker, Montgomery, Aronstein & Bess, P.C.
ATTORNEYS AT LAW

ONE CIVIC CENTER PLAZA

1560 BROADWAY, SUITE 1400

DENVER, COLORADO  80202

TEL:  303-861-2828                                   FAX:  303-861-4017

ROBERT C. MONTGOMERY
E-mail:  rmontgomery@denverlaw.com

December 1, 2009

Hallador Petroleum Company 1660 Lincoln Street, Suite 2700 Denver, Colorado 80203

re:	Hallador Petroleum Company -- Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Colorado counsel to Hallador Petroleum Company, a Colorado corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), on or about the date of this letter.  The Registration Statement relates to the proposed issuance of up to 250,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share, pursuant to the Company’s 2009 Stock Bonus Plan (the “Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement, in the form to be filed with the SEC under the Act;

(b)	the Plan;

(c)	the Restated Articles of Incorporation of the Company (the “Articles”);

(d)	the Bylaws of the Company; and

(e)	certain resolutions of the Board of Directors of the Company authorizing the adoption and administration of the Plan and reservation of the Shares therefor.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, such certificates of public officials, such certificates of officers of the Company, such other documents, records, and certificates, made such inquiries, and considered such questions of law, as we deemed necessary or appropriate, as a basis for the opinion set forth below.

As to any questions of fact material to our opinion, we have relied upon the representations, warranties and other statements of fact set forth in the documents listed above.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

(i)	the Shares are within the authorized and unissued capital of the Company, as provided in the Articles;

(ii)	the issuance of the Shares has been duly authorized by the Company; and

(iii)	when issued and delivered by the Company in the manner contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable.

We are admitted to practice law only in the State of Colorado, and the opinion set forth herein is limited to matters of Colorado law.  We assume no obligation to update or supplement this opinion letter in response to subsequent changes in the law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

Ducker, Montgomery, Aronstein & Bess, P.C.

By:  /s/ Robert C. Montgomery
     Robert C. Montgomery, President